August 7, 2013
Media Contact:  Sonya Headen, Las Vegas, NV (702) 364-3411
Shareholder Contact:  Ken Kenny, Las Vegas, NV (702) 876-7237
For Immediate Release

SOUTHWEST GAS CORPORATION
ANNOUNCES SECOND QUARTER 2013 EARNINGS

Las Vegas, Nev. – Southwest Gas Corporation (NYSE: SWX) reported consolidated earnings of $0.22 per basic share for the second quarter of 2013, compared to a net loss of $0.08 per share for the second quarter of 2012.  Consolidated net income was $10.1 million for the second quarter of 2013, compared to a consolidated net loss of $3.7 million for the prior-year quarter.  Prior-year results reflected a nonrecurring contract loss at the Company’s construction subsidiary.  Due to the seasonal nature of the Company’s businesses, results for quarterly periods are not generally indicative of earnings for a complete twelve-month period.

According to Jeffrey W. Shaw, President and Chief Executive Officer, “We are pleased with our second quarter 2013 earnings of $0.22 per share.  This reflects solid performances by both the natural gas and construction services segments.  NPL contributed $8.1 million to the bottom line this quarter, a significant turnaround from the prior-year quarter’s net loss.  The natural gas segment’s higher contribution to net income was driven by improved COLI-related income and lower interest deductions, coupled with stable operating results.”  Shaw concluded by saying “In May, Fitch Ratings upgraded our senior unsecured debt rating to A from A-, citing stronger credit metrics and an improved business risk profile.”

-more-

For the twelve months ended June 30, 2013, consolidated net income was $149 million, or $3.22 per basic share, compared to $114.9 million, or $2.50 per basic share, during the twelve-month period ended June 30, 2012.  The current twelve-month period reflects an $8.9 million ($0.19 per share) increase in income related to company-owned life insurance (“COLI”) policies including recognized net death benefits.  The prior twelve-month period included a $13 million pretax loss on an NPL fixed-price contract and an $800,000 decline in COLI cash surrender values.
Natural Gas Operations Segment Results
Second Quarter
Operating margin, defined as operating revenues less the cost of gas sold, increased nearly $6 million in the second quarter of 2013 compared to the second quarter of 2012.  Rate relief in Nevada and California provided $2 million of the increase in operating margin.  New customers contributed an incremental $2 million in operating margin, as approximately 24,000 net new customers were added during the last twelve months.  Incremental margin from customers outside the decoupling mechanisms and other miscellaneous revenues contributed the remainder of the increase.

Operating expenses for the quarter rose $5.8 million, or 4%, compared to the second quarter of 2012, primarily due to increases in general costs and employee-related benefit costs (including pension expense), depreciation expense on additional plant in service, amortization of regulatory assets (including new conservation and energy efficiency programs in Nevada), and higher property and other general taxes.

-more-

Other income, which principally includes changes in the cash surrender values of COLI policies and non-utility expenses, increased $4.2 million between quarters.  The current quarter reflects COLI-related income (including net death benefits recognized) of $1.8 million ($0.04 per share), while in the prior-year quarter, cash surrender values of COLI policies declined $1.9 million ($0.04 per share).  Net interest deductions decreased $3.1 million between quarters, primarily due to cost savings from debt refinancing and early debt redemptions.

Twelve Months to Date
Operating margin increased $37 million between periods primarily due to $23 million of combined rate relief in Arizona, Nevada, and California.  Customer growth contributed $7 million toward the increase.  The remaining operating margin improvement primarily relates to an increase in other miscellaneous revenues in the current period and the impact of an unfavorable $4 million margin adjustment recognized in the third quarter of 2011.

Operating expenses increased $19.4 million, or 3%, between periods primarily due to higher amortization of regulatory assets (including new conservation and energy efficiency programs in Nevada) and incremental depreciation expense associated with plant additions.  Higher general costs and employee-related costs including pension expense, as well as higher property and other general taxes, contributed to the increase.

-more-

Other income rose $11 million between periods.  The current twelve-month period reflects an $8.9 million increase in COLI-related income including recognized net death benefits, while the prior year twelve-month period reflected an $800,000 decline in COLI policy cash surrender values (net of death benefits recognized).  Net interest deductions declined $6.3 million between the twelve-month periods, primarily due to cost savings from debt refinancing and early debt redemptions.

Southwest Gas Corporation provides natural gas service to 1,882,000 customers in Arizona, Nevada, and California.
This press release may contain statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act).  All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, customer growth rates, the effects of regulation/deregulation, the timing and amount of rate relief, changes in rate design, results of NPL fixed-price contracts, and the impacts of stock market volatility.

-more-

SOUTHWEST GAS CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED JUNE 30,	2013	2012

Consolidated Operating Revenues	$411,574	$409,768

Net Income (Loss)	$10,108	$(3,676)

Average Number of Common Shares Outstanding	46,331	46,114

Basic Earnings (Loss) Per Share	$0.22	$(0.08)

Diluted Earnings (Loss) Per Share	$0.22	$(0.08)

SIX MONTHS ENDED JUNE 30,	2013	2012

Consolidated Operating Revenues	$1,025,079	$1,067,413

Net Income	$90,881	$75,243

Average Number of Common Shares Outstanding	46,291	46,091

Basic Earnings Per Share	$1.96	$1.63

Diluted Earnings Per Share	$1.95	$1.62

TWELVE MONTHS ENDED JUNE 30,	2013	2012

Consolidated Operating Revenues	$1,885,444	$1,937,656

Net Income	$148,969	$114,926

Average Number of Common Shares Outstanding	46,214	45,996

Basic Earnings Per Share	$3.22	$2.50

Diluted Earnings Per Share	$3.19	$2.48

-end-

SOUTHWEST GAS CORPORATION
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		SIX MONTHS ENDED		TWELVE MONTHS ENDED
	JUNE 30,		JUNE 30,		JUNE 30,
	2013	2012	2013	2012	2013	2012

Results of Consolidated Operations
Contribution to net income (loss) - gas operations	$1,964	$(3,368)	$81,256	$75,998	$121,877	$99,204
Contribution to net income (loss) - construction services	8,144	(308)	9,625	(755)	27,092	15,722
Net income (loss)	$10,108	$(3,676)	$90,881	$75,243	$148,969	$114,926

Basic earnings (loss) per share	$0.22	$(0.08)	$1.96	$1.63	$3.22	$2.50
Diluted earnings (loss) per share	$0.22	$(0.08)	$1.95	$1.62	$3.19	$2.48

Average outstanding common shares	46,331	46,114	46,291	46,091	46,214	45,996
Average shares outstanding (assuming dilution)	46,757	-	46,704	46,504	46,654	46,423

Results of Natural Gas Operations
Gas operating revenues	$238,869	$255,917	$732,469	$786,630	$1,267,567	$1,362,729
Net cost of gas sold	69,388	91,959	269,996	334,706	414,892	547,334
Operating margin	169,481	163,958	462,473	451,924	852,675	815,395
Operations and maintenance expense	94,935	91,884	192,022	187,734	374,267	366,574
Depreciation and amortization	47,746	46,373	96,065	92,665	189,435	180,561
Taxes other than income taxes	11,073	9,734	22,868	20,465	44,131	41,249
Operating income	15,727	15,967	151,518	151,060	244,842	227,011
Other income (deductions)	1,448	(2,747)	5,511	2,686	6,990	(4,007)
Net interest deductions	14,886	18,026	30,564	35,003	62,518	68,799
Income (loss) before income taxes	2,289	(4,806)	126,465	118,743	189,314	154,205
Income tax expense (benefit)	325	(1,438)	45,209	42,745	67,437	55,001
Contribution to net income (loss) - gas operations	$1,964	$(3,368)	$81,256	$75,998	$121,877	$99,204

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
JUNE 30, 2013

FINANCIAL STATISTICS
Market value to book value per share at quarter end	157%
Twelve months to date return on equity -- total company	11.3%
-- gas segment	9.7%
Common stock dividend yield at quarter end	2.8%
Customer to employee ratio at quarter end (gas segment)	858 to	1

GAS OPERATIONS SEGMENT
Authorized
Authorized	Authorized	Return on
Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona	$1,070,116	8.95%	9.50%
Southern Nevada	825,190	6.56	10.00
Northern Nevada	115,933	7.88	9.30
Southern California	143,851	6.10	9.35
Northern California	52,285	7.77	9.35
South Lake Tahoe	11,815	7.77	9.35
Paiute Pipeline Company (1)	84,717	9.47	12.00

(1) Estimated amounts based on rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
SIX MONTHS ENDED	TWELVE MONTHS ENDED
JUNE 30,	JUNE 30,
(In dekatherms)	2013	2012	2013	2012
Residential	49,442,113	44,546,651	70,400,054	69,267,102
Small commercial	17,821,572	16,298,789	28,589,277	28,443,512
Large commercial	5,784,018	6,909,806	10,532,472	11,773,476
Industrial / Other	2,917,438	2,423,387	5,277,045	4,707,242
Transportation	50,291,178	47,098,214	103,002,430	93,769,140
Total system throughput	126,256,319	117,276,847	217,801,278	207,960,472

HEATING DEGREE DAY COMPARISON
Actual	1,373	1,285	1,827	1,904
Ten-year average	1,338	1,323	1,881	1,872

Heating degree days for prior periods have been recalculated using the current period customer mix.